Exhibit 23.3

                           Chang G. Park, CPA, Ph. D.
             * 371 E STREET * CHULA VISTA * CALIFORNIA 91910-2615 *
       * TELEPHONE (858)722-5953 * FAX (858) 408-2695 * FAX (619) 422-1465
                        * E-MAIL changgpark@gmail.com *
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November 17, 2006

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of September 27, 2006 on the audited financial statements of Placer Del Mar Ltd. as of June 30, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang G. Park
----------------------------
Chang G. Park, CPA


        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board